Exhibit 4.4

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE AND DISTRIBUTION THEREOF, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL IN A FORM REASONABLY ACCEPTABLE TO COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED DUE TO AN EXEMPTION THEREFROM UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

Date of Issuance: April 8, 2013

WARRANT TO PURCHASE

SHARES OF PREFERRED STOCK OF

PALANTIR TECHNOLOGIES INC.

(Void after December 31, 2021)

This certifies that Venture Lending & Leasing [VI/VII], Inc. (“Holder”), for value received, is entitled to purchase from PALANTIR TECHNOLOGIES INC., a Delaware corporation (“Company”), the Applicable Number (as hereinafter defined) of fully paid and nonassessable shares of, at Holder’s option, either (i) Company’s Series G preferred stock (the “Series G Preferred Stock”) or (ii) the Next Round Stock (hereinafter defined) (the Series G Preferred Stock or the Next Round Stock, as applicable, “Preferred Stock”), for cash, at a purchase price per share hereinafter determined (the “Stock Purchase Price”). Holder may also exercise this Warrant on a cashless or “net issuance” basis as described in Section 1(b) below. This Warrant is being issued in connection with a Loan and Security Agreement and Supplement thereto, both of even date herewith (as amended, restated and supplemented from time to time, the “Loan Agreement” and the “Supplement”, respectively), between Company and Holder’s subsidiary, Venture Lending & Leasing [VI/VII], Inc. (“Lender”). Capitalized terms used herein and not otherwise defined in this Warrant shall have the meaning(s) ascribed to them in the Loan Agreement and the Supplement, unless the context would otherwise require.

The “Applicable Number” of shares purchasable hereunder shall be the number obtained by dividing (A) the sum of (i) $714,869.50, plus (ii) the product of (x) 0.05718956 and (y) the aggregate original principal amount of the Loans advanced to Company by Lender pursuant to the Loan Agreement and Supplement (up to a maximum amount of $12,500,000), by (B) the Stock Purchase Price. If in any case such number includes a fraction, the fraction shall be adjusted to the closest integral number. The Stock Purchase Price shall be equal to (i) if Holder chooses for this Warrant to be exercisable for Series G Preferred Stock, $3.50 per share (subject to any adjustment for any splits, dividends or distributions), or (ii) if Holder chooses for this Warrant to be exercisable for Next Round Stock, the Next Round Price (hereinafter defined).

The “Next Round Price” is the lowest price per share paid by an investor for Company’s equity securities issued in the Next Round (hereinafter defined) (the “Next Round Stock”), including for this purpose the value of all consideration given by an investor for such equity securities. The “Next Round” means the next bona fide round of equity financing after the date hereof in which Company sells or issues shares of its preferred stock, and includes any options, warrants, or other convertible securities or similar consideration issued or delivered to investors in connection with such equity financing in such round; provided that (a) the Next Round excludes any extensions to Company’s Series G preferred stock round of financing and (b) the Next Round Stock excludes any warrants with an exercise price equal to or greater than the Next Round Price that are issued to investors in the Next Round.

As soon as reasonably practicable after the occurrence or non-occurrence of the latest event or condition necessary to determine (i) the actual number and type of each series of Preferred Stock potentially issuable upon exercise of this Warrant, and (ii) the Stock Purchase Price for each such series of Preferred Stock, Company shall deliver (promptly following Holder’s request) a supplement to this Warrant, in substantially the form of Exhibit “A” attached hereto, specifying the total number and type of each series of Preferred Stock potentially issuable hereunder after giving effect to the foregoing calculations, and otherwise completed with such quantity and price terms and other information as have been determined as a result of the occurrence or non-occurrence of such events or conditions. As soon as reasonably practicable after receipt of a supplement in the form of Exhibit “A”, Holder shall return a copy of such supplement setting forth its election (the “Election”) of the series of Preferred Stock for this Warrant shall be exercisable (the “Elected Stock”). The provisions of such supplement, once completed and executed by Company and once Holder has delivered to Company its Election, shall control the interpretation and exercise of this Warrant; provided, however, that the failure of Company to deliver such supplement shall not affect the rights of Holder of this Warrant to receive the number and type of shares of Preferred Stock as set forth herein. At all times after an Election is made, references herein to “Preferred Stock” shall be deemed to refer solely to the Elected Stock.

Subject to Section 4(c), this Warrant may be exercised at any time and from time to time up to and including 5:00 p.m. (Pacific time) on December 31, 2021 (the “Expiration Date”), upon surrender to Company at its principal office at 100 Hamilton Avenue, Suite 300, Palo Alto, CA 94301 (or at such other location as Company may advise Holder in writing) of this Warrant properly endorsed with the form of subscription attached hereto (the “Form of Subscription”) duly completed and signed and, unless Holder makes an election pursuant to Section 1(b), upon payment in cash or by check of the aggregate Stock Purchase Price for the number of shares of Preferred Stock for which this Warrant is being exercised determined in accordance with the provisions hereof. The Stock Purchase Price and the number of shares purchasable hereunder are subject to further adjustment as provided in Section 4 of this Warrant.

This Warrant is subject to the following terms and conditions:

1.    Exercise; Issuance of Certificates; Payment for Shares.

(a)    Unless an election is made pursuant to clause (b) of this Section 1, this Warrant shall be exercisable at the option of Holder, at any time or from time to time, on or before the Expiration Date for all or any portion of the shares of Preferred Stock (but not for a fraction of a share) which may be purchased hereunder for the Stock Purchase Price multiplied by the number of shares to be purchased. In the event, however, that pursuant to Company’s Certificate of Incorporation, as amended, an event causing automatic conversion of Company’s Preferred Stock shall have occurred prior to the exercise of this Warrant, in whole or in part, then this Warrant shall be exercisable for the number of shares of Class B Common Stock of Company into which the Preferred Stock not purchased upon any prior exercise of this Warrant would have been so converted (and, where the context requires, reference to “Preferred Stock” shall be deemed to be or include such Class B Common Stock, as may be appropriate). Company agrees that the shares of Preferred Stock purchased under this Warrant shall be and are deemed to be issued to Holder as the record owner of such shares as of the close of business on the date on which the Form of Subscription shall have been delivered and payment made for such shares. Subject to the provisions of Section 2, certificates for the shares of Preferred Stock so purchased, together with any other securities or property to which Holder is entitled upon such exercise, shall be delivered to Holder by Company at Company’s expense within a reasonable time after the rights represented by this Warrant have been so exercised. Except as provided in clause (b) of this Section 1, in case of a purchase of less than all the shares which may be purchased under this Warrant, Company shall cancel this Warrant and execute and deliver within a reasonable time a new Warrant or Warrants of like tenor for the balance of the shares purchasable under this Warrant surrendered upon such purchase to Holder. Each stock certificate so delivered shall be in such denominations of Preferred Stock as may reasonably be requested by Holder and shall be registered in the name of such Holder or such other name as shall be designated by such Holder, subject to the limitations contained in Section 2.

(b)     Holder, in lieu of exercising this Warrant by the cash payment of the Stock Purchase Price pursuant to clause (a) of this Section 1, may elect, at any time on or before the Expiration Date, to surrender this Warrant and receive that number of shares of Preferred Stock computed using the following formula:

X =	Y(A-B) A

Where:	X	=	the number of shares of Preferred Stock to be issued to Holder.

	Y	=	the number of shares of Preferred Stock that Holder would otherwise have been entitled to purchase hereunder pursuant to Section 1(a) (or such lesser number of shares as Holder may designate in the case of a partial exercise of this Warrant).

	A	=	the Per Share Price (as defined in Section 1(c) below) of one (1) share of Preferred Stock at the time the net issuance election under this Section 1(b) is made.

	B	=	the Stock Purchase Price then in effect.

Election to exercise under this Section 1(b) may be made by delivering a signed Form of Subscription to Company via mail, courier, electronic mail or facsimile, and the original copy of this Warrant. Notwithstanding anything to the contrary contained in this Warrant, if as of the close of business on the last business day preceding the Expiration Date this Warrant remains unexercised as to all or a portion of the shares of Preferred Stock purchasable hereunder, then effective as 9:00 a.m. (Pacific time) on the Expiration Date, Holder shall be deemed, automatically and without need for notice to Company, to have elected to exercise this Warrant in full pursuant to the provisions of this Section 1(b), and upon surrender of this Warrant shall be entitled to receive that number of shares of Preferred Stock computed using the above formula, provided that the application of such formula as of the Expiration Date yields a positive number for “X”. The Preferred Stock issued upon the automatic exercise of this Warrant shall be (i) if Holder makes an Election on or before the Expiration Date, Elected Stock and (ii) if Holder does not make an Election on or before the Expiration Date, Series G Preferred Stock.

(c)     For purposes of Section 1(b), “Per Share Price” means:

(i)    If this Warrant is exercised on the date of the consummation of Company’s IPO, and if Company’s registration statement relating to such public offering has been declared effective by the Securities and Exchange Commission, then the Per Share Price shall be the product of (A) the initial “Price to Public” of the Class A Common Stock or Class B Common Stock (together, the “Common Stock”) specified in the final prospectus with respect to the offering, and (B) the number of shares of Common Stock into which each share of the series of Preferred Stock for which this Warrant is exercised is convertible at the date of calculation.

(ii)    If this Warrant is exercised after, and not on the date of Company’s initial public offering of Common Stock, and if Company’s Common Stock is traded on a securities exchange or actively traded over-the-counter:

(1)    If Company’s Common Stock is traded on a securities exchange, the Per Share Price shall be deemed to be the product of (A) the closing price of Company’s Common Stock as quoted on any exchange, as published in the Western Edition of The Wall Street Journal for the trading day immediately prior to the date of Holder’s election hereunder and, (B) the number of shares of Common Stock into which each share of the series of Preferred Stock for which this Warrant is exercised is convertible on such date.

(2)     If Company’s Common Stock is actively traded over-the-counter, the Per Share Price shall be deemed to be the product of (A) the closing bid or sales price, whichever is applicable, of Company’s Common Stock for the trading day immediately prior to the date of Holder’s election hereunder and (B) the number of shares of Common Stock into which each share of the series of Preferred Stock for which this Warrant is exercised is convertible on such date.

(iii)    If neither (i) nor (ii) is applicable, the Per Share Price shall be determined in good faith by the Board of Directors of Company based on relevant facts and circumstances at the time of the exercise under Section 1 (including a net exercise pursuant to Section 1(b)), including in the case of a Liquidation Event (as such term is defined in Company’s Certificate of Incorporation, as amended) the consideration receivable by the holders of the Preferred Stock in such Liquidation Event and the liquidation preference (including any declared but unpaid dividends), if any, then applicable to the Preferred Stock for which this Warrant is exercised.

2.    Limitation on Transfer.

(a)    This Warrant and the Preferred Stock shall not be sold, transferred, distributed, assigned, pledged or otherwise disposed of or encumbered (including by gift, operation of law or otherwise) (“Transferred”) except upon the conditions specified in this Section 2. Each holder of this Warrant or the Preferred Stock issuable hereunder will cause any proposed transferee of the Warrant or Preferred Stock to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Section 2.

(b)    Each certificate representing (i) this Warrant, (ii) the Preferred Stock, (iii) shares of Company’s Class B Common Stock issued upon conversion of the Preferred Stock and (iv) any other securities issued in respect to the Preferred Stock or Class B Common Stock issued upon conversion of the Preferred Stock upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of this Section 2 or unless such securities have been registered under the Securities Act or sold under Rule 144) be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE AND DISTRIBUTION THEREOF, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL IN A FORM REASONABLY ACCEPTABLE TO COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED DUE TO AN EXEMPTION THEREFROM UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND A RIGHT OF FIRST REFUSAL HELD BY THE ISSUER OR ITS ASSIGNEE(S) AS SET FORTH IN AN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH TRANSFER RESTRICTIONS AND RIGHT OF FIRST REFUSAL ARE BINDING ON TRANSFEREES OF THESE SECURITIES.

(c)    Holder and each person to whom this Warrant is subsequently Transferred represents, warrants and covenants to Company (by acceptance of such Transfer) that it will not Transfer this Warrant (or securities issuable upon exercise hereof) unless a registration statement under the Securities Act was in effect with respect to such securities at the time of issuance thereof) except pursuant to (i) an effective registration statement under the Securities Act, (ii) Rule 144 under the Securities Act (or any other rule under the Securities Act relating to the disposition of securities), or (iii) an opinion of counsel, reasonably satisfactory to counsel for Company, that an exemption from such registration is available. Holder agrees to not make any Transfer of all or any portion of this Warrant (or securities issuable upon exercise hereof), or any beneficial interest therein, (x) unless and until the transferee thereof has agreed in writing for the benefit of Company to take and hold such securities subject to, and to be bound by, the terms and conditions set forth in this Warrant to the same extent as if the transferee were the original Holder hereunder and (y) unless such sale, assignment, transfer, pledge or other disposition is in compliance with all applicable federal and state securities laws.

(d)    In addition to any other restrictions applicable to the Warrant, Holder may not Transfer this Warrant without the prior written consent of Company; provided, however, that Holder (which, for purposes of this Section 2(d) shall exclude any buyer, transferee or assignee of Holder) may Transfer this Warrant, or a portion hereof, to up to an aggregate of five (5) individuals or entities without the prior written consent of Company if it provides 20 days’ prior written notice to Company of the details of such proposed Transfer (including (i) a description of the Warrant or portion thereof to be transferred, (ii) the name(s) and address(es) of the prospective transferee(s), (iii) the proposed Transfer date, (iv) the purchase price and form of consideration, if any, proposed to be paid for the Warrant or portion thereof and (v) the other material terms and conditions upon which the proposed Transfer is to be made); provided further, however, in the event that, within such 20 day period, Company determines in good faith that the proposed buyer, transferee or assignee is, or potentially is, a competitor of Company or the acquisition of the Warrant (or the Preferred Stock issuable upon exercise thereof) by such proposed buyer, transferee or assignee could reasonably be harmful to the interests of, or otherwise not in the best interests of, Company, then Holder shall not Transfer this Warrant to such party or parties. Prior to any proposed Transfer, the proposed transferee, assignee, or other recipient shall agree in writing for the benefit of Company to be bound by the terms of this Warrant. In the case of any valid Transfer, there shall be no further Transfer of the Warrant except in accordance with this Section 2(d), and no buyer, transferee, or assignee of this Warrant shall be permitted to Transfer the Warrant pursuant to the first proviso of this Section 2(d).

(f)    In addition to any other restrictions applicable to the Warrant, the Warrant is, and upon exercise of the Warrant, the Preferred Stock issued upon exercise thereof will be, subject to the restrictions on transfer set forth in (i) before an Election is made, Sections 6.1 and 6.2 of the Series G Stock Purchase Agreement dated May 1, 2012 (as amended from time to time, the “Series G Agreement”) and (ii) after an Election is made, (A) if such Election is for this Warrant to be exercisable for Series G Preferred Stock, Sections 6.1 and 6.2 of the Series G Agreement, or (B) if such Election is for this Warrant to be exercisable for Next Round Stock, all restrictions on transfer set forth in the agreement pursuant to which the Next Round Stock is issued.

3.    Shares to be Fully Paid; Reservation of Shares. Company covenants and agrees that all shares of Preferred Stock which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance in accordance with the terms of this Warrant, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any stockholder and free of all taxes, liens and charges with respect to the issue thereof. Company further covenants and agrees that, beginning within a commercially reasonable time after Holder’s Election, and for the remainder of the period during which the rights represented by this Warrant may be exercised (such interval, the “Exercise Period”), Company will take all commercially reasonable actions to at all times have authorized and reserved, for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of authorized but unissued Preferred Stock, or other securities and property, when and as required to provide for the exercise of the rights represented by this Warrant. Company will use commercially reasonable efforts to take all such action as may be necessary to assure that such shares of Preferred Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any domestic securities exchange upon which the Preferred Stock may be listed. During the Exercise Period, Company will use commercially reasonable efforts to not take any action which would result in any adjustment of the Stock Purchase Price (as described in Section 4 hereof) (i) if the total number of shares of Preferred Stock issuable after such action upon exercise of all outstanding warrants, together with all shares of Preferred Stock then outstanding and all shares of Preferred Stock then issuable upon exercise of all options and upon the conversion of all convertible securities then outstanding, would exceed the total number of shares of Preferred Stock then authorized by Company’s Certificate of Incorporation, (ii) if the total number of shares of Class B Common Stock issuable after such action upon the conversion of all such shares of Preferred Stock together with all shares of Class B Common Stock then outstanding and then issuable upon exercise of all options and upon the conversion of all convertible securities then outstanding would exceed the total number of shares of Class B Common Stock then authorized by Company’s Certificate of Incorporation or (iii) if the par value per share of the Preferred Stock would exceed the Stock Purchase Price.

4.    Adjustment of Stock Purchase Price and Number of Shares. The Stock Purchase Price and the number of shares purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 4. Upon each adjustment of the Stock Purchase Price, Holder of this Warrant shall thereafter be entitled to purchase, at the Stock Purchase Price resulting from such adjustment, the number of shares obtained by multiplying the Stock Purchase Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Stock Purchase Price resulting from such adjustment.

(a)     Subdivision or Combination of Stock. In case Company shall at any time subdivide its outstanding shares of Preferred Stock into a greater number of shares, the Stock Purchase Price in effect for such series of Preferred Stock immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Preferred Stock of Company shall be combined into a smaller number of shares, the Stock Purchase Price in effect for such series of Preferred Stock immediately prior to such combination shall be proportionately increased.

(b)    Dividends in Preferred Stock, Other Stock, Property, Reclassification. If at any time or from time to time the holders of Preferred Stock (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received or become entitled to receive, without payment therefor,

(i)    Preferred Stock, or any shares of stock or other securities whether or not such securities are at any time directly or indirectly convertible into or exchangeable for Preferred Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution,

(ii)    any cash paid or payable otherwise than as a cash dividend, or

(ii)    Preferred Stock or other or additional stock or other securities or property (including cash) by way of spin off, split-up, reclassification, combination of shares or similar corporate rearrangement, (other than shares of Preferred Stock issued as a stock split, adjustments in respect of which shall be covered by the terms of Section 4(a) above), then and in each such case, Holder shall, upon the exercise of this Warrant, be entitled to receive, in addition to the number of shares of such series of Preferred Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of stock and other securities and property (including cash in the cases referred to in clauses (b) and (c) above) which such Holder would hold on the date of such exercise had it been the holder of record of such Preferred Stock as of the date on which holders of such series of Preferred Stock received or became entitled to receive such shares and/or all other additional stock and other securities and property.

(c)     Liquidation Event; IPO.

(i)     In the event of a Liquidation Event this Warrant shall be automatically exchanged for a number of shares of Company’s Preferred Stock, such number of shares being equal to the maximum number of shares issuable pursuant to the terms hereof (after taking into account all adjustments described herein) had Holder elected to exercise this Warrant immediately prior to the closing of such Liquidation Event and purchased all such shares pursuant to the cash exercise provision set forth in Section 1(a) hereof (as opposed to the cashless exercise provision set forth in Section 1(b)). Company acknowledges and agrees that Holder shall not be required to make any additional payment (cash or otherwise) for such Preferred Stock as further consideration for its issuance pursuant to the terms of the preceding sentence. The Preferred Stock issued upon the exchange of this Warrant pursuant to this Section 4(c)(i) shall be (A) if Holder makes an Election on or before the Liquidation Event, Elected Stock and (B) if Holder does not make an Election on or before the Liquidation Event, Series G Preferred Stock. This Warrant shall terminate upon Holder’s receipt of the number of shares of Company’s equity securities described in this Section 4(c)(i).

(ii)    In the event of the consummation of a sale of Company’s securities pursuant to a registration statement filed by Company under the Securities Act, in connection with the first firm commitment underwritten offering of Company’s equity securities to the general public that occurs after the date this Warrant is issued (“IPO”), at Company’s option, this Warrant either (A) shall be automatically exchanged for a number of shares of Company’s Preferred Stock, such number of shares being equal to the maximum number of shares issuable pursuant to the terms hereof (after taking into account all adjustments described herein) had Holder elected to exercise this Warrant immediately prior to the closing of such IPO and purchased all such shares pursuant to the cash exercise provision set forth in Section 1(a) hereof (as opposed to the cashless exercise provision set forth in Section 1(b)) or (B) survive the closing of such IPO and remain exercisable at any time and from time to time up to and including the Expiration Date (subject to Section 4(c)(i)). Company acknowledges and agrees that Holder shall not be required to make any additional payment (cash or otherwise) for such Preferred Stock as further consideration for its issuance pursuant to the terms of the preceding sentence if Company exercises the option described in Section 4(c)(ii)(A). The Preferred Stock issued upon the exchange of this Warrant pursuant to Section 4(c)(ii)(A) shall be (1) if Holder makes an Election on or before the IPO, Elected Stock and (2) if Holder does not make an Election on or before the IPO, Series G Preferred Stock. This Warrant shall terminate upon Holder’s receipt of the number of shares of Company’s Preferred Stock described in Section 4(c)(ii)(A) if Company exercises the option described therein.

(d)     “Pay-to-Play” Exemption.

(i)    The other antidilution rights applicable to the shares of Preferred Stock purchasable hereunder are set forth in Company’s Certificate of Incorporation, as amended through the date hereof (the “Charter”). Company shall promptly provide Holder with any restatement, amendment, modification or waiver of the Charter promptly after the same has been made.

(ii)    In the event that any “pay to play” terms or conditions (i.e. terms or conditions that require a holder of Company’s Preferred Stock to purchase securities in a future round of equity or debt financing or else lose the benefit of antidilution protection applicable to the shares of Preferred Stock issuable upon the exercise of this Warrant or have such shares of Preferred Stock automatically convert to Class B Common Stock or convert to another class or series of Company’s capital stock) in Company’s Certificate of Incorporation, as amended from time to time, or other agreement among Company and its stockholders are triggered in connection with the consummation of a non-public offering of securities of Company after the original date of issuance of this Warrant at a price per share lower than the Stock Purchase Price then in effect (such offering being referred to herein as a “Down Round”) or otherwise after the date hereof, then in such event, this Warrant shall automatically adjust to provide Holder with the same securities and/or rights that Holder would have received had Holder participated in the Down Round to its full pro rata share with respect to the Preferred Stock issuable upon exercise of this Warrant (e.g., if this Warrant provides for the purchase of Series G Preferred Stock, and Company after the date hereof consummates a Down Round in which those holders of Series G Preferred Stock who participate to their full pro rata share in such Down Round become entitled to exchange such Series G Preferred Stock for Series G-1 Preferred Stock and those holders of Series G Preferred Stock who do not participate to their full pro rata share will have their Series G Preferred Stock converted into Class B Common Stock, then this Warrant would automatically adjust to provide the right to purchase Series G-1 Preferred Stock instead of Class B Common Stock).

(e)    Notice of Adjustment. Upon any adjustment of the Stock Purchase Price, and/or any increase or decrease in the number of shares purchasable upon the exercise of this Warrant Company shall give written notice thereof, by first class mail, postage prepaid, addressed to the registered holder of this Warrant at the address of such holder as shown on the books of Company. The notice, which may be substantially in the form of Exhibit “A” attached hereto, shall be signed by Company’s chief financial officer and shall state the Stock Purchase Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

(f)    Other Notices. If at any time:

(i)    Company shall declare any cash dividend upon its Preferred Stock;

(ii)    Company shall declare any dividend upon its Preferred Stock payable in stock or make any special dividend or other distribution to the holders of its Preferred Stock;

(iii)    Company shall offer for subscription pro rata to the holders of its Preferred Stock any additional shares of stock in connection with a Down Round or additional shares of stock of any class or other rights;

(iv)     there shall be any capital reorganization or reclassification of the capital stock of Company, or consolidation or merger of Company with, or sale of all or substantially all of its assets to, another entity; or

(v)    there shall be a voluntary or involuntary dissolution, liquidation or winding-up of Company; or

(vi)    Company shall take or propose to take any other action, notice of which is actually provided to holders of the Preferred Stock;

then, in any one or more of said cases, Company shall give, by first class mail, postage prepaid, addressed to Holder of this Warrant at the address of such Holder as shown on the books of Company, (i) prior written notice of the date on which the books of Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, or other action, provided that any such notice shall be provided to Holder within the same time period Company is required to deliver such notice to holders of Preferred Stock, and (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, or other action, at least 10 days’ written notice of the date when the same shall take place. Any notice given in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Preferred Stock shall be entitled thereto. Any notice given in accordance with the foregoing clause (ii) shall also specify the date on which the holders of Preferred Stock shall be entitled to exchange their Preferred Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, or other action as the case may be.

(g)    Certain Events. If any change in the outstanding Preferred Stock of Company or any other event occurs as to which the other provisions of this Section 4 are not strictly applicable or if strictly applicable would not fairly effect the adjustments to this Warrant in accordance with the essential intent and principles of such provisions, then the Board of Directors of Company shall make in good faith an adjustment in the number and class of shares issuable under this Warrant, the Stock Purchase Price and/or the application of such provisions, in accordance with such essential intent and principles, so as to protect such purchase rights as aforesaid. The adjustment shall be such as will give Holder of this Warrant upon exercise for the same aggregate Stock Purchase Price the total number, class and kind of shares as Holder would have owned had this Warrant been exercised prior to the event and had Holder continued to hold such shares until after the event requiring adjustment.

5.    Issue Tax. The issuance of certificates for shares of Preferred Stock upon the exercise of this Warrant shall be made without charge to Holder of this Warrant for any issue tax in respect thereof; provided, however, that Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the then Holder of this Warrant being exercised.

6.    Closing of Books. Company will at no time close its transfer books against the transfer of this Warrant or of any shares of Preferred Stock issued or issuable upon the exercise of this Warrant in any manner which is intended to interfere with the timely exercise of this Warrant; provided, however, that in no event shall this Section 6 restrict Company’s ability to enforce trading windows, market stand-off provisions or other restrictions related to compliance with securities laws, or to prohibit unauthorized transfers of this Warrant or of any shares of Preferred Stock issued or issuable upon the exercise of this Warrant.

7.    No Voting or Dividend Rights; Limitation of Liability. Nothing contained in this Warrant shall be construed as conferring upon Holder the right to vote or to consent as a stockholder in respect of meetings of stockholders for the election of directors of Company or any other matters or any rights whatsoever as a stockholder of Company. No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised. No provisions hereof, in the absence of affirmative action by Holder to purchase shares of Preferred Stock, and no mere enumeration herein of the rights or privileges of Holder, shall give rise to any liability of such Holder for the Stock Purchase Price or as a stockholder of Company, whether such liability is asserted by Company or by its creditors.

8.    Investor Rights Agreement; Voting Agreement; Additional Financial Information. Company shall use its commercially reasonable efforts to make Holder a party to Company’s Amended and Restated Investors’ Rights Agreement dated as of May 1, 2012, as such may be amended (the “Rights Agreement”), within ninety days following the date hereof for purposes of affording Holder (x) the financial information rights set forth in Section 2.1 (Delivery of Financial Statements) of the Rights Agreement and (y) the registration rights set forth Section 1.3 (Company Registration) and Section 1.4 (Form S-3 Registration) of the Rights Agreement, in each case, to the same extent and subject to the same terms, conditions and obligations as possessed by the Investors (as defined in the Rights Agreement) thereunder with the following exceptions and clarifications: (i) Holder will have no right to initiate a demand registration under Section 1.2 of the Rights Agreement; (ii) Holder will be subject to the same provisions regarding indemnification as contained in the Rights Agreement; (iii) subject to the restrictions set forth in Section 1.11 of the Rights Agreement, the registration rights may be assigned by Holder of this Warrant in connection with a permitted transfer of this Warrant or the shares issuable upon exercise hereof; and (iv) Holder will be subject to the “Market Stand-Off” provisions of Section 1.13 of the Rights Agreement. Company shall take such action as may be reasonably necessary to assure that the granting of such registration rights to Holder does not violate the provisions of the Rights Agreement or any of Company’s charter documents or rights of prior grantees of registration rights. [Holder agrees that, as a condition of and upon exercise of this Warrant, it shall become a party to Company’s Amended and Restated Voting Agreement dated as of May 1, 2012, as such may be amended.] From time to time up to the earlier of the Expiration Date or the complete exercise of this Warrant, Company shall furnish to Holder, promptly after the closing of each equity financing consummated by Company after the date this Warrant has been issued, a copy of the term sheet for such equity financing (if any), a post-closing summary capitalization table and other information relating to the valuation of Company. In addition, Company agrees to provide Holder at any time and from time to time with such information as Holder may reasonably request for purposes of Holder’s compliance with regulatory, accounting and reporting requirements applicable to Holder.

9.    Rights and Obligations Survive Exercise of Warrant. The rights and obligations of Company, of Holder of this Warrant and of the holder of shares of Preferred Stock issued upon exercise of this Warrant, contained in Section 8 shall survive the exercise of this Warrant.

10.    Modification and Waiver. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

11.    Notices. Any notice, request or other document required or permitted to be given or delivered to Holder or Company shall be deemed to have been given (i) upon receipt if delivered personally or by courier (ii) upon confirmation of receipt if by telecopy or (iii) three business days after deposit in the US mail, with postage prepaid and certified or registered, to each such Holder at its address as shown on the books of Company or to Company at the address indicated therefor in the opening paragraphs of this Warrant.

12.    Binding Effect on Successors. This Warrant shall be binding upon any corporation succeeding Company by merger, consolidation or acquisition of all or substantially all of Company’s assets. All of the covenants and agreements of Company shall inure to the benefit of the permitted successors and assigns of Holder. Company will, at the time of the exercise of this Warrant, in whole or in part, upon reasonable request of Holder but at Company’s expense, acknowledge in writing its continuing obligations, if any, to Holder in respect of any rights (including, without limitation, any right to registration of the shares of Class B Common Stock) to which Holder shall continue to be entitled after such exercise in accordance with this Warrant; provided, that the failure of Holder to make any such request shall not affect the continuing obligation of Company to Holder in respect of such rights.

13.    Descriptive Headings and Governing Law. The descriptive headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California.

14.     Lost Warrants or Stock Certificates. Company covenants to Holder that upon receipt of evidence reasonably satisfactory to Company of the loss, theft, destruction, or mutilation of any Warrant or stock certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant or stock certificate, Company at its expense will make and deliver a new Warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.

15.    Fractional Shares. No fractional shares shall be issued upon exercise of this Warrant. Company shall, in lieu of issuing any fractional share, pay the holder entitled to such fraction a sum in cash equal to such fraction multiplied by the then effective Stock Purchase Price.

16.    Representations of Holder. With respect to this Warrant, Holder represents and warrants to Company as follows:

(a)    Experience. It is experienced in evaluating and investing in companies engaged in businesses similar to that of Company; it understands that investment in this Warrant involves substantial risks; it has made detailed inquiries concerning Company, its business and services, its officers and its personnel; the officers of Company have made available to Holder any and all written information it has requested; the officers of Company have answered to Holder’s satisfaction all inquiries made by it; in making this investment it has relied upon information made available to it by Company; and it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in Company and it is able to bear the economic risk of that investment.

(b)    Investment. It is acquiring this Warrant for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof. It understands that this Warrant, the shares of Preferred Stock issuable upon exercise thereof and the shares of Class B Common Stock issuable upon conversion of the Preferred Stock, have not been registered under the Securities Act, nor qualified under applicable state securities laws.

(c)    Rule 144. It acknowledges that this Warrant, the Preferred Stock and the Class B Common Stock must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. It has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act.

(d)    Access to Data. It has had an opportunity to discuss Company’s business, management and financial affairs with Company’s management and has had the opportunity to inspect Company’s facilities.

(e)    Accredited Investor. It is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

17.    Additional Representations and Covenants of Company. Company hereby represents, warrants and agrees as follows:

(a)    Corporate Power. Company has all requisite corporate power and corporate authority to issue this Warrant and to carry out and perform its obligations hereunder.

(b)    Authorization. All corporate action on the part of Company, its directors and stockholders necessary for the authorization, execution, delivery and performance by Company of this Warrant has been taken. This Warrant is a valid and binding obligation of Company, enforceable in accordance with its terms.

(c)     Offering. Subject in part to the truth and accuracy of Holder’s representations set forth in Section 16 hereof, the offer, issuance and sale of this Warrant is, and the issuance of Preferred Stock upon exercise of this Warrant and the issuance of Class B Common Stock upon conversion of the Preferred Stock will be exempt from the registration requirements of the Securities Act, and are exempt from the qualification requirements of any applicable state securities laws; and neither Company nor anyone acting on its behalf will take any action hereafter that would cause the loss of such exemptions.

(d)    Stock Issuance. Upon exercise of this Warrant, Company will use its best efforts to cause stock certificates representing the shares of Preferred Stock purchased pursuant to the exercise to be issued in the names of Holder or its permitted nominees or assignees, as appropriate as soon as reasonably practicable following the time of such exercise. Upon conversion of the shares of Preferred Stock into shares of Class B Common Stock, Company will issue the Class B Common Stock in the names of Holder or its permitted nominees or assignees, as appropriate.

(e)    Certificates and By-Laws. Company has provided Holder with true and complete copies of Company’s Certificate of Incorporation, By-Laws, and each Certificate of Designation or other charter document setting, forth any rights, preferences and privileges of Company’s capital stock, each as amended and in effect on the date of issuance of this Warrant.

(f)    Conversion of Preferred Stock. As of the date hereof, each share of the Series G Preferred Stock is convertible into one share of the Class B Common Stock.

[Remainder of this page intentionally left blank; signature page follows]

[Signature page to [VLL6/VLL7] Warrant]

IN WITNESS WHEREOF, Company has caused this Warrant to be duly executed by its officer, thereunto duly authorized as of the date of issuance set forth on the first page hereof.

PALANTIR TECHNOLOGIES INC.
By:
Name:
Title:

FORM OF SUBSCRIPTION

(To be signed only upon exercise of Warrant)

To:	_____________________________

☐

The undersigned, the holder of the within Warrant, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder, (1) See Below                      (                ) shares (the “Shares”) of Stock of                      and herewith makes payment of                      Dollars ($        ) therefor, and requests that the certificates for such shares be issued in the name of, and delivered to,                     , whose address is                     .

☐	The undersigned hereby elects to convert percent ( %) of the value of the Warrant pursuant to the provisions of Section 1(b) of the Warrant.

The undersigned acknowledges that it has reviewed the representations and warranties contained in Section 17 of this Warrant and by its signature below hereby makes such representations and warranties to Company.

Dated

Holder:

By:

Its:

(Address)

(1)

Insert here the number of shares called for on the face of the Warrant (or, in the case of a partial exercise, the portion thereof as to which the Warrant is being exercised), in either case without making any adjustment for additional Preferred Stock or any other stock or other securities or property or cash which, pursuant to the adjustment provisions of the Warrant, may be issuable upon exercise.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned, the holder of the within Warrant, hereby sells, assigns and transfers all of the rights of the undersigned under the within Warrant, with respect to the number of shares of Preferred Stock covered thereby set forth herein below, unto:

Name of Assignee	Address	No. of Shares

Dated

Holder:

By:

Its:

EXHIBIT “A”

[On letterhead of Company]

Reference is hereby made to that certain Warrant dated April 8, 2013, issued by PALANTIR TECHNOLOGIES INC., a Delaware corporation (the “Company”), to [                    ] (the “Holder”).

[IF APPLICABLE] The Warrant provides that the actual number of shares of Company’s capital stock issuable upon exercise of the Warrant is to be determined by reference to one or more events or conditions subsequent to the issuance of the Warrant. Such events or conditions have now occurred or lapsed, and Company wishes to confirm the actual number of shares issuable and the initial exercise price. The provisions of this Supplement to Warrant are incorporated into the Warrant by this reference, and shall control the interpretation and exercise of the Warrant.

This certifies that Holder is entitled to purchase from Company, at Holder’s election, which shall be indicated by checking the applicable box below and returning this supplement to Company, either:

☐	( ) fully paid and nonassessable shares of Company’s Series G Preferred Stock at a price of $3.50 per share; or

☐	( ) fully paid and nonassessable shares of Company’s Stock at a price of $ per share.

The Stock Purchase Price and the number of shares purchasable under the Warrant remain subject to adjustment as provided in Section 4 of the Warrant.

[IF APPLICABLE] Notice is hereby given pursuant to Section 4.5 of the Warrant that the following adjustment(s) have been made to the Warrant: [describe adjustments, setting forth details regarding method of calculation and facts upon which calculation is based].

Executed this          day of             , 20    .

PALANTIR TECHNOLOGIES INC.

By:
Name:
Title:

[IF APPLICABLE] Holder acknowledges receipt of this supplement and hereby notifies Company that the Warrant shall be exercisable for the type of shares indicated by the checked box above.

Executed this          day of        , 20    .

[ ]

By:
Name:
Title: